Exhibit 20

NEWS RELEASE

                           from                LACLEDE STEEL COMPANY
                                               440 N. FOURTH STREET
                                               ST. LOUIS, MO 63102
                                               TELEPHONE:  (314) 425-1400
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               January 2, 2001
               Michael H. Lane
               Executive Vice President
               (314) 425-1505

LACLEDE STEEL COMPANY EMERGES FROM BANKRUPTCY

     St. Louis, Missouri . . . Laclede Steel Company announced today that it has finalized a new $61.5 million revolving credit and term loan facility to fund its operations and capital improvement program. With this new financing agreement in place the Company has completed all of the steps required for successful reorganization, and has emerged from bankruptcy.

     Under terms of the Plan of Reorganization all of the Company's previously outstanding preferred and common stock has been cancelled. Unsecured creditors on November 30, 1998, the date the Company filed for bankruptcy protection, receive the majority of the new company stock. Company employees will also be issued common stock in accordance with the terms of a new Labor Agreement, negotiated with the United Steelworkers of America.

     As a result of the financial restructuring accomplished as part of the Plan of Reorganization, Laclede emerges from bankruptcy with a significant improvement in financial liquidity. The Company intends to begin implementation of the capital improvement program at its Alton, IL and Fairless Hills, PA plants. These investments will enable Laclede to better serve its customers while reducing production costs.

     The foregoing Press Release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which represent Laclede Steel Company's expectations or beliefs concerning future events: specifically, statements involving the Company's financial liquidity; statements related to the Company's Plan of Reorganization; statements related to the Company's capital improvement program.

     Forward-looking statements by Laclede Steel Company and its management are based on beliefs and assumptions and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise. The Company cautions that these and similar statements included in this press release are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statement, including, without limitation, statements involving the Company's financial liquidity, statements related to the Company's Plan of Reorganization, and statements related to the Company's capital improvement program.

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